Exhibit 99.1

Bellerophon Reports 2015 Financial Results and Provides Business Update

- Company Receives Final FDA Confirmation to Initiate Phase 3 Studies Using Next Generation INOpulse Device -

- Management to Host a Conference Call Today at 8:30 a.m. ET -

 Warren, NJ, March 21, 2016 -Bellerophon Therapeutics, Inc. (Nasdaq: BLPH), a clinical-stage biotherapeutics company, today reported financial results for the year ended December 31, 2015 and provided a business update.

Jonathan Peacock, Chairman and Chief Executive Officer of Bellerophon Therapeutics, stated, “2015 was an important transitional year for us. Today, we are well positioned with a strong leadership team and the resources available to complete the first of two Phase 3 clinical trials for patients suffering from Pulmonary Arterial Hypertension, or PAH, in addition to planned Phase 2 studies in Pulmonary Hypertension associated with COPD and Pulmonary Fibrosis. I am pleased to report that we now have final agreement to start enrolling patients in our PAH Phase 3 program under a Special Protocol Assessment (SPA) with the FDA using our new lighter INOpulse device. This completes and consolidates our agreements with both the FDA and the European Medicines Agency on a global Phase 3 clinical program that we plan to conduct in approximately 22 countries. We are currently preparing to enroll patients in the first of the two planned Phase 3 trials.

“Overall, we have an ambitious clinical schedule for 2016 and by combining nitric oxide, a well understood therapy with our innovative INOpulse® delivery system, we look forward to advancing each of our programs to deliver much needed treatments for these serious chronic diseases,” concluded Mr. Peacock.

Key Highlights from 2015 and Subsequent Weeks, Include:

•
Positive data from the long-term extension study of Bellerophon’s PAH Phase 2 study, demonstrating a sustained benefit and a clean safety profile for patients on long-term oxygen therapy who received the higher INO 75 dose and who stayed on the therapy for at least 12 hours a day.

•
Receipt of final confirmation from FDA that the Phase 3 studies can commence under a Special Protocol Assessment, or SPA agreement. The Phase 3 program will utilize Bellerophon’s new lighter 2.5 pound INOpulse device. The Company expects to complete the first Phase 3 study in the first half of 2018.

•
Agreement with the European Medicines Agency on the Phase 3 trial protocol and receipt of CE Mark approval for the new INOpulse device, clearing the way for enrollment of patients in Europe for the Phase 3 study.

•
First shipment of the new INOpulse device to Bellerophon’s distribution center in the United States. The Company expects the new device to be in use by patients who are participating in the Phase 2 continuation program by the end of the first quarter and shortly after by patients enrolling in the Phase 3 program.

•
Advancement of plans for further Phase 2 study testing in the second quarter of 2016 to demonstrate the potential benefit of INOpulse on exercise capacity for patients suffering from Pulmonary Hypertension associated with chronic obstructive pulmonary disease, or PH-COPD. This follows results from the Company’s Phase 2a study and proof of mechanism work, showing that in an acute setting, the Company’s pulsed nitric oxide safely reduces PH for COPD patients and increases blood volume in the vessels within the lung.

•
On track to initiate a Phase 2 study in patients suffering from Pulmonary Hypertension associated with Idiopathic Pulmonary Fibrosis, or PH-IPF, in the first half of 2016. The study will consist of an exploratory acute hemodynamic phase followed by a four week chronic use phase to evaluate exercise capacity.

•
Appointment of Fabian Tenenbaum as Chief Financial Officer and Chief Business Officer in February 2016. Mr. Tenenbaum has nearly 15 years of executive-level experience in finance, business development and operations as well as a strong entrepreneurial track record and joined the Company from Anterios, Inc. a clinical-stage biopharmaceutical company. Mr. Tenenbaum holds a Bachelor in Medicine (B.Md.) from Ben Gurion University, Israel and an MBA from Columbia Business School.

•
Appointment of Mary Ann Cloyd as an independent director and member of the audit committee.  Ms. Cloyd was a Senior Partner and Board Member with PricewaterhouseCoopers until her retirement in 2015. She graduated Summa Cum Laude from Baylor University with a Bachelor of Business Administration.

•
Entering into an agreement letter with Global Corporate Finance, or GCF, in December 2015, in which under certain terms, Bellerophon has agreed to place with GCF up to $20 million of its common stock subject to the execution of a definitive share purchase agreement and registration rights agreement by issuing registered and freely trading common stock shares to GCF.

2015 Financial Results

For the year ended December 31, 2015, Bellerophon narrowed its net loss to $46.5 million, from $59.7 million for 2014.

Total research and development (R&D) expense for the year ended December 31, 2015 decreased 27 percent to $33.4 million from $46.0 million in 2014. The decrease was primarily due to reduced R&D infrastructure and expenses related to the Company’s decision to hold on further clinical development of its Bioabsorbable Cardiac Matrix, or BCM, program and the completion of the Phase 2a clinical trial for PH-COPD in mid-2014.

General and administrative (G&A) expense for 2015 totaled $14.9 million, compared with $13.8 million in 2014. The increase for 2015 was primarily due to restructuring charges.

At December 31, 2015, the Company reported cash and cash equivalents, restricted cash and marketable securities of $24.5 million compared to $27.6 million at December 31, 2014. In addition, as of December 31, 2015, the Company recorded $11.3 million in prepayments of R&D expenses resulting from its amended drug supply agreement with Ikaria, Inc. and with Worldwide Clinical Trials (WCT) the clinical research organization it has partnered with for the Phase 3 clinical trials for INOpulse for PAH.

Management believes the Company has sufficient cash, combined with the additional funding anticipated from GCF, to support operations through the completion of the first of two Phase 3 trials for INOpulse in PAH, and the planned testing during 2016 for PH-COPD and PH-IPF.

Conference Call Details

Investors interested in participating in today’s live investor call can dial (855) 539-0895 from the U.S. and Canada or (412) 455-6027 from international locations, and enter Conference ID: 69242026. A live webcast will be available on the investor relations section of the Bellerophon web site at: www.bellerophon.com. A telephone replay will also be available approximately three hours after the call concludes and will run through March 26, 2016 by dialing (855) 859-2056 from the U.S. and Canada, or (404) 537-3406 from international locations, and entering Replay Pin Number: 69242026.

About Bellerophon

Bellerophon Therapeutics is a clinical-stage biotherapeutics company focused on developing innovative therapies at the intersection of drugs and devices that address significant unmet medical needs in the treatment of cardiopulmonary diseases. The Company is currently developing three product candidates under its INOpulse program, a proprietary pulsatile nitric oxide delivery device. The first is for the treatment of pulmonary arterial hypertension (PAH), for which the Company intends to commence Phase 3 clinical trials in 2016. The second is for the treatment of pulmonary hypertension associated with chronic obstructive pulmonary disease (PH-COPD), which is in Phase 2 development and the third candidate is for the treatment of pulmonary hypertension associated with Idiopathic Pulmonary Fibrosis (PH-IPF). The Company’s plans also call for the completion of further work on the use of INOpulse to treat PH-COPD and PH-IPF during 2016. For more information, please visit www.bellerophon.com.

Forward-looking Statements

Any statements in this press release about Bellerophon’s future expectations, plans and prospects, including statements about the clinical development of its product candidates, regulatory actions with respect to the Company’s clinical trials and expectations regarding the sufficiency of the Company’s cash balance to fund clinical trials, operating expenses and capital expenditures, and other statements containing the words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “would,” and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including: the uncertainties inherent in the initiation of future clinical trials, availability and timing of data from ongoing and future clinical trials and the results of such trials, whether preliminary or interim results from a clinical trial will be predictive of the final results of that trial or whether results of early clinical trials will be indicative of the results of later clinical trials, expectations for regulatory approvals, the FDA’s substantial discretion in the approval process, availability of funding sufficient for our foreseeable and unforeseeable operating expenses and capital expenditure requirements and other factors discussed in the “Risk Factors” section of the Company’s most recent filings with the Securities and Exchange Commission. In addition, any forward-looking statements included in this press release represent Bellerophon’s views only as of the date of this release and should not be relied upon as representing the Company’s views as of any subsequent date. The Company specifically disclaims any obligation to update any forward-looking statements included in this press release.

Bellerophon Therapeutics, Inc.
Condensed Consolidated Statements of Operations
(In thousands, except share/unit and per share/unit data)

	Years Ended December 31,
	2015	2014

Operating expenses:
Research and development	$ 33,365	$ 45,978
General and administrative	14,870	13,775
Total operating expenses	48,235	59,753
Other operating income	1,667	—
Loss from operations	(46,568)	(59,753)
Interest Income	109	79
Pre-tax loss	(46,459)	(59,674)
Income tax benefit (expense)	—	—
Net loss	$ (46,459)	$ (59,674)

Weighted average shares/units outstanding:
Basic and diluted	12,267,693	7,898,289

Net loss per share/unit:
Basic and diluted	$ (3.79)	$ (7.56)

Bellerophon Therapeutics, Inc.
Condensed Consolidated Balance Sheet
(In thousands)

	December 31, 2015	December 31, 2014

Assets

Current assets:
Cash and cash equivalents	$ 6,260	$ 16,815
Restricted cash	—	9,264
Marketable securities	17,807	—
Receivables - Due from Ikaria, Inc.	—	—
Prepaid expenses and other current assets	5,385	1,602
Total current assets	29,452	27,681

Restricted cash, non-current	457	1,548
Deferred transaction costs	—	2,466
Other non-current assets	6,701	—
Property and equipment, net	1,799	1,696
Total assets	$ 38,409	$ 33,391

Liabilities and Stockholders' / Members' Equity

Current liabilities:
Accounts payable	$ 1,613	$ 376
Accrued research and development	2,825	6,666
Accrued expenses	3,487	2,751
Due to Ikaria, Inc.	148	661
Total current liabilities	8,073	10,454
Total liabilities	8,073	10,454

Total stockholders' / members' equity	30,336	22,937

Total liabilities and stockholders' / members' equity	$ 38,409	$ 33,391

Contacts

At Bellerophon:	At Rx Communications Group:
Fabian Tenenbaum, Chief Financial Officer	Melody Carey
(908) 574-4767	(917) 322-2571

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